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                                   EXHIBIT 99



                    BEST BUY APPOINTS NEW DIRECTOR TO BOARD
                     APPOINTMENT BRINGS BOARD TOTAL TO NINE

MINNEAPOLIS, SEPTEMBER 21, 1999 - BEST BUY CO., Inc. today announced that effective September 17, 1999, a new member was added to its Board of Directors, returning the number of directors to nine after the retirement of Culver Davis Jr.

Robert T. Blanchard, 55, brings more than 30 years of experience in marketing and strategic planning to Best Buy's board. He began his career at Procter & Gamble in 1967 in brand management. Currently, he is the President of the North American Beauty Care Sector of P&G. Blanchard will retire in November and devote his time to his new consulting company, Strategic and Marketing Services, where he serves as President.

"Blanchard's extensive strategic and branding experience will help expand the Best Buy brand to new levels," said Best Buy Founder, Chairman & CEO Richard M. Schulze. "Best Buy employees, customers and shareholders will benefit from his extensive industry experience and strategic guidance and we look forward to his future contributions."

Blanchard serves as a board member for Bandag Corporation and Chairman of the Board of Cincinnati Classical Public Radio, Inc. In addition, he serves on the advisory boards for Xavier University's College of Business and Center for International Business.

He earned his BA in History from Princeton University. Following college, he served as a sergeant in the US Marine Corps Reserve for six years.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation's largest volume specialty retailer of consumer electronics, personal computers, entertainment software and appliances through 335 stores in 36 states, and offers CDs and DVD movies online at www.bestbuy.com.

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